Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

—Company Reports Higher than Expected Earnings and Free Cash Flow—

—Orbital Also Provides Preliminary 2010 Financial Outlook—

(Dulles, VA 27 October 2009) – Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the third quarter of 2009.  Third quarter 2009 revenues were $277.1 million compared to $278.6 million in the third quarter of 2008.  Third quarter 2009 operating income was $13.6 million, compared to $21.0 million in the third quarter of 2008.

Net income was $9.4 million, or $0.16 diluted earnings per share, in the third quarter of 2009, compared to net income of $11.4 million, or $0.19 diluted earnings per share in the third quarter of 2008.  Orbital generated $24.4 million of free cash flow* in the third quarter of 2009 compared to free cash flow of $37.1 million in the third quarter of 2008.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital reported solid third quarter 2009 financial results with better than expected earnings and free cash flow.  Strong revenue growth in our advanced space programs offset revenue declines in satellites and space systems, while all three of our reporting segments generated higher than planned operating margins and cash flow.  The company also received $365 million in new contracts and option exercises in the third quarter, which helped to boost our financial outlook for 2010.”
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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measures.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Third Quarter 2009 Financial Results

Financial Highlights

Summary financial results were as follows:

	Third Quarter		First Nine Months
(in millions, except per share data)	2009	2008	2009	2008
Revenues	$277.1	$278.6	$843.0	$863.4
Operating Income	13.6	21.0	37.6	67.5
Income from Continuing Operations	9.4	11.4	27.3	33.6
Income from Discontinued Operations	—	—	—	15.9
Net Income	9.4	11.4	27.3	49.5
Diluted Earnings per Share:
Continuing Operations	$0.16	$0.19	$0.47	$0.55
Discontinued Operations	—	—	—	0.26
Net Income	0.16	0.19	0.47	0.81

Revenues decreased $1.5 million, or 1%, in the third quarter of 2009 compared to the third quarter of 2008 primarily due to decreased contract activity on communications satellite and missile defense programs, substantially offset by activity on the Commercial Resupply Services (CRS) contract awarded by NASA at the end of last year.

Operating income decreased $7.4 million, or 35%, in the third quarter of 2009 compared to the third quarter of 2008 primarily due to a $4.0 million increase in unrecovered Taurus II launch vehicle research and development expenses and a $2.4 million decrease in satellites and space systems segment operating income.  The company’s research and development expenses are generally recoverable under contracts with the U.S. Government.  However, in the third quarters of 2009 and 2008, the company’s operating income was reduced by $7.0 million and $3.0 million, respectively, of unrecovered research and development expenses that exceeded a self-imposed ceiling on such costs.

Certain non-operating transactions also impacted the company’s financial results in 2009 and 2008.  Non-cash investment impairment charges of $2.0 million and $1.0 million related to auction rate securities were recorded in the third quarters of 2009 and 2008, respectively.

The company’s third quarter 2009 tax provision included favorable adjustments for research and development tax credits, resulting in a lower effective income tax rate in the third quarter of 2009 compared to the third quarter of 2008.

Net income in the third quarter of 2009 was $9.4 million, or $0.16 diluted earnings per share, compared to $11.4 million, or $0.19 diluted earnings per share in the third quarter of 2008.  Diluted weighted-average shares outstanding were 57.4 million in the third quarter of 2009 compared to 60.1 million in the third quarter of 2008 due to share repurchases made by the company in late 2008 and the first half of 2009.

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Orbital Announces Third Quarter 2009 Financial Results

Segment Results

Launch Vehicles

	Third Quarter				First Nine Months
($ in millions)	2009	2008	% Change		2009	2008	% Change
Revenues	$110.0	$111.8	(2%	)	$346.3	$332.1	4%
Operating Income	3.2	8.4	(62%	)	11.6	29.4	(61%	)
Operating Margin	2.9%	7.5%			3.3%	8.9%

Launch vehicles segment revenues decreased $1.8 million in the third quarter of 2009 compared to the same period in 2008 primarily as a result of the termination of the Kinetic Energy Interceptor (KEI) program by the Missile Defense Agency in the second quarter of 2009, partially offset by an increase in launch vehicle activity on the CRS contract.  Launch vehicles segment revenues increased $14.2 million in the first nine months of 2009 compared to the same period in 2008 primarily due to increased activity on missile defense and space launch vehicle contracts, partially offset by the impact of the termination of the KEI program.

Launch vehicles segment operating income decreased $5.2 million in the third quarter and $17.8 million in the first nine months of 2009 compared to the same periods in 2008 primarily due to an increase in unrecovered research and development expenditures in 2009, primarily related to the Taurus II program.  In addition, lower operating income from space launch vehicle contracts primarily due to cost increases in 2009 contributed to the decrease in segment operating income.  The first nine months of 2008 also included a $4.0 million favorable profit adjustment recorded in the second quarter of last year in connection with the closure of a U.S. Government investigation.

Launch vehicles segment adjusted operating income* was $10.2 million and $11.4 million in the third quarters of 2009 and 2008, respectively, and $31.7 million and $32.4 million in the first nine months of 2009 and 2008, respectively.  Segment adjusted operating margin* was 9.3% and 10.2% in the third quarters of 2009 and 2008, respectively, and 9.2% and 9.9% in the first nine months of 2009 and 2008, respectively.  The decline in segment adjusted operating margin was primarily due to lower operating margins on space launch vehicle contracts.
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* “Adjusted operating income” and “adjusted operating margin” are non-GAAP financial measures discussed in this release.  For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

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Orbital Announces Third Quarter 2009 Financial Results

Satellites and Space Systems

	Third Quarter				First Nine Months
($ in millions)	2009	2008	% Change		2009	2008	% Change
Revenues	$75.7	$100.0	(24%	)	$280.0	$314.5	(11%	)
Operating Income	5.7	8.1	(30%	)	21.2	23.5	(10%	)
Operating Margin	7.5%	8.1%			7.6%	7.5%

Satellites and space systems segment revenues decreased $24.3 million in the third quarter and $34.5 million in the first nine months of 2009 compared to the same periods in 2008 primarily due to decreased activity on communications satellite contracts as a result of the substantial completion of certain satellites.

Satellites and space systems segment operating income decreased $2.4 million in the third quarter and $2.3 million in the first nine months of 2009 compared to the same periods in 2008 primarily due to the reduction in revenues mentioned above.  In additoin, the third quarter of 2009 includes the effect of the delay of a science satellite as well as the substantial completion of a technical services program.  Segment operating margin declined in the third quarter of 2009 compared to the same period in 2008 primarily due to lower profit margins on science satellite and space technical services programs.

Advanced Space Programs

	Third Quarter			First Nine Months
($ in millions)	2009	2008	% Change	2009	2008	% Change
Revenues	$94.4	$68.6	38%	$224.8	$220.9	2%
Operating Income	4.7	4.5	4%	4.8	15.1	(68%	)
Operating Margin	5.0%	6.6%		2.1%	6.8%

Advanced space programs segment revenues increased $25.8 million in the third quarter and $3.9 million in the first nine months of 2009 compared to the same periods in 2008 primarily due to increased activity on the CRS contract, partially offset by a reduction in activity on the Orion human spaceflight program.

Advanced space programs segment operating income increased marginally in the third quarter of 2009 compared to the same period in 2008 primarily due to the increase in activity on the CRS contract, partially offset by a reduction in Orion program activity.  During the first nine months of 2009, advanced space programs segment operating income decreased $10.3 million compared to the same period in 2008 primarily due to the reduction in Orion program activity and cost increases on certain national security satellite programs in the first half of 2009.  Segment operating margins declined in 2009 primarily due to the cost increases on national security satellite programs.

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Orbital Announces Third Quarter 2009 Financial Results

Cash Flow

Cash flow for the third quarter and first nine months of 2009 was as follows:

	Third Quarter	First Nine Months
($ in millions)	2009	2009
Net Cash Provided by Operating Activities	$ 34.9	$ 79.2
Capital Expenditures	(10.5)	(28.8)
Free Cash Flow	24.4	50.4
Repurchase of Common Stock	—	(16.7)
Other	(0.5)	2.2
Net Increase in Cash	23.9	35.9
Beginning Cash Balance	340.3	328.3
Ending Cash Balance	$364.2	$364.2

Free cash flow was $24.4 million for the third quarter and $50.4 million for the first nine months of 2009.  Orbital did not repurchase any shares of its common stock during the third quarter of 2009, but did repurchase 1,169,600 shares for $16.7 million in the first half of 2009.  The company’s unrestricted cash balance was $364.2 million as of September 30, 2009.

New Business Highlights

During the third quarter of 2009, Orbital received approximately $235 million in new firm and option contract bookings.  In addition, the company received approximately $130 million of option exercises under existing contracts.  As of September 30, 2009, the company’s firm contract backlog was approximately $1.5 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.8 billion.

Operational Highlights

In the third quarter of 2009, Orbital carried out one major satellite mission and delivered seven launch vehicles for missions to be carried out in the future.  In August, the Orbital-built Optus D3 communications spacecraft was successfully deployed into geosynchronous orbit.  Upon completion of a comprehensive series of in-orbit tests, Orbital transferred operational control of the spacecraft to its customer in September.

For the remainder of 2009, the company expects to conduct up to five additional satellite and launch vehicle missions and to deliver up to another ten systems for future operations or deployments.    The remaining 2009 operational schedule features the launch of Orbital-built cargo-carrying pallets aboard the Space Shuttle to the International Space Station, the deployment of the IS-15 communications satellite designed and built for Intelsat, and the launch of up to three military target vehicles.

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Orbital Announces Third Quarter 2009 Financial Results

2009 Financial Guidance and 2010 Preliminary Outlook

The company reaffirmed its previous financial guidance for full year 2009 and provided its preliminary financial outlook for 2010, as follows:

	2009	2010
Revenues (in millions)	$1,110 - $1,135	$1,175 - $1,225
Operating Income Margin	4.25% - 4.50%	5.5% - 6.0%
Diluted Earnings per Share	$0.55 - $0.60	$0.70 - $0.80
Free Cash Flow (in millions)	$50 - $60	($60 - $70)

The preliminary guidance for 2010 is based on a variety of assumptions about future business conditions and operational events, including new business bookings.

Commenting on Orbital’s 2010 outlook, Mr. Thompson added, “At present, we expect substantial revenue growth next year in three product lines—space launch vehicles, human space flight systems, and national security satellites—which should more than offset an anticipated revenue reduction in missile defense interceptors.  Overall profit margins in each of our reporting segments are targeted for meaningful increases in 2010 as well, but cash flow is projected to be negative, especially in the first half of the year, due to reduced deferred revenue in several programs.”

Disclosure of Non-GAAP Financial Measures

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Launch vehicles segment adjusted operating income and adjusted operating margin are defined as launch vehicles segment GAAP operating income and operating margin adjusted to exclude the unrecovered Taurus II research and development expenses in 2009 and 2008.  Launch vehicles operating income and operating margin in the first nine months of 2008 has also been adjusted to exclude a $4.0 million favorable revenue and profit adjustment recorded in connection with the closure of a previously disclosed U.S Government investigation.  These measures are provided so investors can more easily compare launch vehicles segment 2009 operating results to 2008 operating results.  The reconciliation of these financial measures is as follows:

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Orbital Announces Third Quarter 2009 Financial Results

	Third Quarter		First Nine Months
($ in millions)	2009	2008	2009	2008
Reported segment operating income	$3.2	$8.4	$11.6	$29.4
Unrecovered Taurus II research and development	7.0	3.0	20.1	7.0
U.S. Government investigation profit adjustment	—	—	—	(4.0)
Adjusted segment operating income	$10.2	$11.4	$31.7	$32.4
Adjusted segment operating margin	9.3%	10.2%	9.2%	9.9%

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define these measures differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to government agencies and laboratories.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Third Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter		First Nine Months
	2009	2008*	2009	2008*
Revenues	$277,092	$278,628	$842,962	$863,396
Cost of revenues	214,574	227,253	669,737	704,724
Research and development expenses	31,440	11,676	81,145	30,082
Selling, general and administrative expenses	17,496	18,699	54,513	61,112
Income from operations	13,582	21,000	37,567	67,478
Investment impairment charge	(2,000)	(1,000)	(3,300)	(11,600)
Interest income and other	577	1,763	7,990	5,601
Interest expense	(2,327)	(2,236)	(6,741)	(6,557)
Income from continuing operations before income taxes	9,832	19,527	35,516	54,922
Income tax provision	(450)	(8,080)	(8,193)	(21,302)
Income from continuing operations	9,382	11,447	27,323	33,620
Income from discontinued operations, net of taxes	—	—	—	15,918
Net income	$9,382	$11,447	$27,323	$49,538

Basic income per share:
Continuing operations	$0.16	$0.19	$0.47	$0.56
Discontinued operations	—	—	—	0.27
Net income	0.16	0.19	0.47	0.83

Diluted income per share:
Continuing operations	$0.16	$0.19	$0.47	$0.55
Discontinued operations	—	—	—	0.26
Net income	0.16	0.19	0.47	0.81

Shares used in computing basic income per share	56,674	58,776	56,769	58,643
Shares used in computing diluted income per share	57,368	60,104	57,498	59,936
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* The company's 2008 financial statements have been adjusted to record $1.1 million and $3.3 million of additional interest expenses in the third quarter and first nine months of 2008, respectively, required by a new accounting standard pertaining to the company's convertible debt.

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Orbital Announces Third Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Third Quarter		First Nine Months
	2009	2008	2009	2008
Revenues:
Launch Vehicles	$110.0	$111.8	$346.3	$332.1
Satellites and Space Systems	75.7	100.0	280.0	314.5
Advanced Space Programs	94.4	68.6	224.8	220.9
Eliminations	(3.0)	(1.8)	(8.1)	(4.1)
Total Revenues	$277.1	$278.6	$843.0	$863.4

Income from Operations:
Launch Vehicles	$3.2	$8.4	$11.6	$29.4
Satellites and Space Systems	5.7	8.1	21.2	23.5
Advanced Space Programs	4.7	4.5	4.8	15.1
Eliminations	—	—	—	(0.5)
Total Income from Operations	$13.6	$21.0	$37.6	$67.5

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Orbital Announces Third Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008*
Assets
Cash	$364,184	$328,307
Receivables, net	204,890	203,111
Inventory	39,636	33,434
Deferred income taxes, net	33,279	35,368
Other current assets	17,186	8,951
Total current assets	659,175	609,171
Non-current investments	12,700	16,700
Property, plant and equipment, net	121,734	104,880
Goodwill	55,551	55,551
Deferred income taxes, net	57,028	63,206
Other non-current assets	13,930	4,387
Total Assets	$920,118	$853,895

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$184,640	$179,658
Deferred revenues and customer advances	118,103	80,059
Total current liabilities	302,743	259,717
Long-term debt	119,027	115,372
Other non-current liabilities	7,851	5,700
Total stockholders’ equity	490,497	473,106
Total Liabilities and Stockholders’ Equity	$920,118	$853,895
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* The company’s 2008 financial statements have been adjusted as required by a new accounting standard pertaining to the company’s convertible debt.

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Orbital Announces Third Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	September 30, 2009
	Third Quarter	Nine Months
Net income	$ 9,382	$ 27,323
Investment impairment charge	2,000	3,300
Depreciation	4,439	14,071
Deferred income taxes	794	7,462
Changes in assets and liabilities	16,685	18,779
Other	1,596	8,278
Net cash provided by operating activities	34,896	79,213
Capital expenditures	(10,470)	(28,827)
Sale of investment	—	1,138
Other	(84)	100
Net cash used in investing activities	(10,554)	(27,589)
Repurchase of common stock	—	(16,681)
Net proceeds from issuance of common stock	768	2,030
Other	(1,213)	(1,096)
Net cash used in financing activities	(445)	(15,747)
Net increase in cash	23,897	35,877
Cash, beginning of period	340,287	328,307
Cash, end of period	$364,184	$364,184

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